Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated
September 9, 2009 to Prospectus dated November 26, 2008
Registration No. 333-155724
W. R. Berkley Corporation
$300,000,000
7.375% Senior Notes due 2019
Final Term Sheet
September 9, 2009

Issuer:	W. R. Berkley Corporation

Securities:	7.375% Senior Notes due 2019

Aggregate Principal Amount:	$300,000,000

Anticipated Ratings*:	Baa2/BBB+/BBB+ (Stable/Stable/Negative)

Minimum Denomination:	$1,000 x $1,000

Trade Date:	September 9, 2009

Settlement Date:	September 14, 2009 (T+3)

Maturity Date:	September 15, 2019

Treasury Benchmark:	3.625% due August 15, 2019

Treasury Price:	101-08 (or 3.475%)

Re-offer Spread:	+390 bps

Re-offer Yield to Maturity:	7.375%

Coupon:	7.375%

Public Offering Price:	100%

Make Whole Call Spread:	+50 bps

Day Count Convention:	30/360 Semi-annual

Interest Payment Dates:	Semi-annually on the 15th of March and September of each year (1st interest payment date March 15, 2010)

Record Dates:	March 1 and September 1 of each year

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Use of Proceeds:	For general corporate purposes, including the potential repurchase of our common stock and the repayment of indebtedness. Such indebtedness may include the Issuer’s $150 million of 5.125% senior notes, which mature on September 30, 2010.

CUSIP / ISIN:	084423 AQ5 / US084423 AQ52

Sole Bookrunner:	Credit Suisse Securities (USA) LLC

Co-Manager:	Banc of America Securities LLC
The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037.